Exhibit 10.2

January 12, 2009

Anthony J. Puglisi

17 Peppermill Lane

Dix Hills, New York 11746

Dear Mr. Puglisi,

This letter agreement sets forth our agreement as to your continued performance of services as an independent contractor following the February 12, 2009 date of termination (the “Date of Termination”) of your employment with MidOcean SBR Holdings, LLC (“MidOcean”) and Sbarro, Inc. (the “Company” and, together with MidOcean, “Sbarro”).

During the period from the Date of Termination to April 15, 2009 (the “Advisory Period”), you agree to make yourself available during normal business hours to perform the following services (the “Advisory Services”) at the Company’s reasonable request:

•	assist in the completion of the Company’s audit for the fiscal year ended December 28, 2008;

•	assist in the completion of the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008; and

•	assist in other transition tasks to be mutually agreed upon, if any.

It is the expectation of the parties hereto that the level of services to be provided by you in connection with the performance of the Advisory Services will be more than 50% of the average level of services provided by you as an employee of Sbarro during the thirty-six month period prior to the Date of Termination. In consideration of your agreement to provide the Advisory Services as aforesaid, the Company will (i) pay you an aggregate amount of $93,333 in equal installments of $31,111 on each of February 27, 2009, March 13, 2009 and March 27, 2009 and (ii) during the Advisory Period, continue to provide you with your medical benefits (at the Company’s expense) as in effect on the Date of Termination. In addition, Sbarro will reimburse you for all reasonably incurred expenses and costs actually incurred by you in connection with rendering the Advisory Services hereunder upon the submission of the appropriate documentation to Sbarro. Your entitlement to reimbursement of such expenses and costs pursuant hereto shall in no way affect your rights to be indemnified and/or advanced expenses in accordance with the Amended and Restated Limited Liability Agreement of MidOcean, dated as of January 31, 2007, the Company’s corporate documents, any applicable insurance policy or the Indemnification Agreement dated as of January 31, 2007 between you and Sbarro, which Indemnification Agreement shall, notwithstanding anything to the contrary contained therein, cover you in your capacity as an independent contractor to Sbarro under this letter agreement and the provision by you of Advisory Services during the Advisory Period.

Notwithstanding any other provision in this letter agreement, the other letter agreement dated the date hereof between you and Sbarro or the Employment Agreement dated as of January 31, 2007 between Sbarro and you to the contrary, all expenses eligible for reimbursement hereunder and thereunder shall be paid to you promptly in accordance with Sbarro’s customary practices applicable to the reimbursement of expenses of such type, but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred.

You acknowledge that during the Advisory Period you will be an independent contractor and not an employee of Sbarro. You will be responsible for paying federal, state and local income taxes, penalties and interest applicable to any of the payments or benefits provided hereunder, and no taxes will be deducted from the amounts paid to you under this letter agreement. In addition, except as set forth above with respect to medical benefits, as an independent contractor, you are not eligible for, and will not accrue or receive, any employee benefits, including but not limited to insurance benefits, vacation, holidays and/or pension benefits, under this letter agreement.

This letter agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors, heirs, executors and legal representatives. Additionally, this letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.

[Remainder of Page Intentionally Left Blank.]

Please acknowledge your acceptance with the terms of this letter agreement by signing below.

Sincerely,

MIDOCEAN SBR HOLDINGS, LLC

By:	/s/ Stuart Steinberg

Name: Stuart Steinberg Title: General Counsel and Secretary

SBARRO, INC.

By:	/s/ Stuart Steinberg

Name: Stuart Steinberg Title: General Counsel and Secretary

Acknowledged and agreed, by

/s/ Anthony J. Puglisi

Anthony J. Puglisi